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                                                                      EXHIBIT 15

INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Stockholders
50-OFF Stores, Inc.
San Antonio, Texas

We have reviewed the accompanying condensed consolidated balance sheet of 50-OFF Stores, Inc. and subsidiaries (the Company) as of August 4, 1995, and the related condensed consolidated statements of operations and cash flows for the thirteen week and twenty-six periods ended August 4, 1995 and July 29, 1994 and the consolidated statements of cash flows for the twenty-six week periods ended August 4, 1995 and July 29, 1994. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

As discussed in Note 4 of Notes to Condensed Consolidated Financial Statements, the Company has filed a lawsuit related to certain parties' breach of contractual obligations to purchase 1,500,000 shares of the Company's common stock and actions in misappropriating and removing these shares from an escrow account prior to payment for such shares. The Company intends to vigorously prosecute this matter and to pursue all available avenues to effect either the receipt of payment for such shares or the return of the shares themselves, plus actual and punitive damages. The Company, based upon advice of counsel, believes that it will obtain a judgment against one or more defendants in this case; however, the collectibility of any such judgment is uncertain at this time.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of 50-OFF Stores, Inc. and subsidiaries as of February 3, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated April 20, 1995, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph concerning those matters discussed in the preceding paragraph. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of February 3, 1995 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

DELOITTE & TOUCHE LLP

San Antonio, Texas
August 28, 1995